July 26, 2019

For information on the Tender Offers:

Financial Advisors: (800) 628-1237

Shareholders: (844) 337-4626 or (844) 33-PIMCO

PIMCO Media Relations: (212) 597-1054

PIMCO CORPORATE & INCOME OPPORTUNITY FUND, PIMCO CORPORATE & INCOME STRATEGY FUND, PIMCO INCOME STRATEGY FUND, PIMCO INCOME STRATEGY FUND II AND PIMCO HIGH INCOME FUND ANNOUNCE FINAL RESULTS OF TENDER OFFERS FOR AUCTION RATE PREFERRED SHARES

NEW YORK, NY, July 26, 2019 – PIMCO Corporate & Income Opportunity Fund (NYSE: PTY), PIMCO Corporate & Income Strategy Fund (NYSE: PCN), PIMCO Income Strategy Fund (NYSE: PFL), PIMCO Income Strategy Fund II (NYSE: PFN) and PIMCO High Income Fund (NYSE: PHK) (each, a “Fund” and, together, the “Funds”) today announced the expiration and final results of each Fund’s previously announced voluntary tender offer (each, a “Tender Offer” and, together, the “Tender Offers”) for up to 100% of the Fund’s outstanding auction rate preferred shares (“ARPS”) at a price equal to 87%, with respect to PCN, PFL and PFN, 88%, with respect to PHK, and 93%, with respect to PTY, of the ARPS’ per share liquidation preference of $25,000 per share (or $21,750 per share for PCN, PFL and PFN, $22,000 per share for PHK and $23,250 per share for PTY) and any unpaid dividends accrued through the expiration date of the Tender Offers. The Tender Offers expired on July 25, 2019, at 5:00 p.m. New York City time. All ARPS that were validly tendered and not withdrawn during the offering period of the Tender Offers have been accepted for payment as set forth below.

PTY has accepted for payment 1,012 ARPS, which represents approximately 10.63% of its outstanding ARPS, and 8,506 ARPS will remain outstanding.

PCN has accepted for payment 1,280 ARPS, which represents approximately 57.63% of its outstanding ARPS, and 941 ARPS will remain outstanding.

PFL has accepted for payment 243 ARPS, which represents approximately 11.85% of its outstanding ARPS, and 1,808 ARPS will remain outstanding.

PFN will accept for payment 201 ARPS, which represents approximately 5.44% of its outstanding ARPS, and 3,497 ARPS will remain outstanding.

PHK will accept for payment 1,757 ARPS, which represents approximately 43.07% of its outstanding ARPS, and 2,322 ARPS will remain outstanding.

All ARPS that were not tendered will remain outstanding, and the terms of the outstanding ARPS will remain the same as prior to the Tender Offers.

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Any questions regarding the Tender Offers can be directed to the Funds’ Tender Agent, Deutsche Bank Trust Company Americas, at (877) 843-9767. Each Fund’s daily New York Stock Exchange closing market price for its common shares, net asset value per common share, as well as other information, including updated portfolio statistics and performance, are available at www.pimco.com/closedendfunds. The information on or accessible through www.pimco.com/closedendfunds is not incorporated by reference herein.

About PIMCO

PIMCO is one of the world’s premier fixed income investment managers. With our launch in 1971 in Newport Beach, California, PIMCO introduced investors to a total return approach to fixed income investing. In the 45+ years since, we have continued to bring innovation and expertise to our partnership with clients seeking the best investment solutions. Today we have offices across the globe and 2,150+ professionals united by a single purpose: creating opportunities for investors in every environment. PIMCO is owned by Allianz S.E., a leading global diversified financial services provider.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of PIMCO’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. PIMCO undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. Neither the Funds, nor the Funds’ Boards of Trustees, nor PIMCO, makes any recommendation as to whether to tender or not to tender any ARPS in the Tender Offers. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission. PIMCO is a trademark of Allianz Asset Management of America L.P. in the United States and throughout the world. ©2019, PIMCO.